EXHIBIT 99.1

FOR IMMEDIATE RELEASE                               FOR MORE INFORMATION CALL
March 31, 1999                                      Robert P. Mulreaney
                                                    Chief Financial Officer
                                                    (410) 234-0782





  PRIME RETAIL ENTERS INTO AN AGREEMENT TO REPURCHASE SERIES C PREFERRED STOCK

     BALTIMORE - Prime Retail, Inc. (NYSE: PRT, PRT.PRA, PRT.PRB) today announced that it has entered into an agreement pursuant to which it will repurchase all of its outstanding shares of Series C Cumulative Convertible Redeemable Preferred Stock ("Series C Preferred Stock") for approximately $43.6 million or $10.00 per share. The agreement provides for the repurchase to occur in two stages. In the first stage, completed today, Prime Retail repurchased 3,300,000 shares of the Series C Preferred Stock in exchange for the issuance of a $33.0 million unsecured promissory note. The unsecured promissory note bears interest at a rate of 12.0% per annum, matures on September 30, 1999, requires monthly interest-only payments and may be prepaid by Prime Retail at any time without penalty. Second, Prime Retail will repurchase the remaining 1,063,636 shares of its Series C Preferred Stock for an aggregate purchase price of approximately $10.6 million on or before September 30, 1999.

     In connection with today's agreement, the sole holder of the Series C Preferred Stock, irrevocably waived Prime Retail's obligation to comply with the financial covenants contained in its charter relating to the Series C Preferred Stock, as well as the rights of such holder to require Prime Retail to repurchase the Series C Preferred Stock in certain circumstances at its original issuance price of $13.75 per share.

     Abraham Rosenthal, chief executive officer of the Company, stated, "We view this transaction as a positive solution for our common shareholders since the terms of the transaction result in an increase in FFO per share on a diluted basis and we are repurchasing shares at a price lower than net asset value per common share. This transaction was completed solely as a result of the decrease in our common stock price and none of our other debt or preferred stock covenants contain provisions such as those included in the Series C Preferred Stock agreement relating to a formula based on fluctuations in the market value of our equity securities. From an operational perspective, our core business remains strong as a result of our dominant position in the outlet industry and the financial performance of the assets we acquired in the Horizon merger continue to exceed our expectations."

     In addition, Prime Retail's charter requires that to repurchase Series C Preferred Stock, dividends on Series A Senior Cumulative Preferred Stock ("Series A Preferred Stock") and Series B Cumulative Participating Convertible Preferred Stock ("Series B Preferred Stock") must be current. Therefore, solely to facilitate the repurchase transaction, the Board of Directors of Prime Retail has declared quarterly distributions for the period February 16 through May 15, 1999 on its outstanding Series A Preferred Stock and Series B Preferred Stock in advance of the customary declaration date. In accordance with the terms of the Series A and B Preferred Stock, quarterly distributions of $0.65625 per share and $0.53125 per share, respectively, have been declared, payable on May 17, 1999 to shareholders of record as of May 3, 1999. Finally, Prime Retail expects to announce its quarterly dividend on its outstanding Common Stock and Common Units during the week of April 19th.

     Prime Retail, Inc. is a self-administered, self-managed real estate investment trust engaged in the ownership, development, construction, acquisition, leasing, marketing and management of manufacturers' outlet centers throughout the United States. As of December 31, 1998, Prime Retail's outlet center portfolio consisted of 50 outlet centers in 26 states, which totaled approximately 14.3 million square feet of GLA. As of December 31, 1998, Prime Retail's manufacturers' outlet center portfolio was 96% leased and occupied. Prime Retail has been a developer of manufacturers' outlet centers since 1988. For additional information, visit Prime Retail's web site at www.primeretail.com.

     Some of the information contained herein which are not historical facts are forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in Prime Retail's filings with the Securities and Exchange Commission.